EXHIBIT 10.37

SANDISK CORPORATION

AMENDMENT

This Amendment (the “Amendment”) to that certain Agreement dated as of July 30, 2010 (the “Agreement”) between Eli Harari (“Executive” or “you”), an individual, and SanDisk Corporation, a Delaware corporation (“SanDisk” or “the Company”) is made as of November 23, 2010, between the Company and you.  All capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

WHEREAS, pursuant to Section 15 of the Agreement, the Agreement only may be amended by express written agreement signed by you and the Company; and

WHEREAS, the parties desire to amend the Agreement as hereinafter set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and you hereby agree as follows

1.           Sections 3(b)(i)-(iii) of the Agreement are hereby amended and restated in their entirety to read as follows:

(i)           Your present unvested restricted stock units will continue to vest through December 31, 2010, on the vesting schedule specified in each particular grant (provided that any existing performance-based restricted stock unit awards held by you as of December 31, 2010, shall be canceled by the Company); and your present unvested stock options will continue to vest through December 31, 2012, on the vesting schedule specified in each particular grant (provided that any existing performance-based stock option awards held by you as of December 31, 2012, shall be canceled by the Company), as long as you continue to provide services to the Company pursuant to the Consulting Agreement through such date;

(ii)           Any unvested restricted stock units held by you as of December 31, 2010, that vest based solely on the passage of time (as opposed to the achievement of one or more performance conditions) shall vest in full as of December 31, 2010; and any unvested stock options held by you as of December 31, 2012, that vest based solely on the passage of time (as opposed to the achievement of one or more performance conditions) shall vest and become exercisable in full as of December 31, 2012, provided that you continued to provide services to the Company pursuant to the Consulting Agreement through December 31, 2012 (and are not in breach of that or this Agreement as of such date) (together the “Accelerated Equity”);

(iii)           In the event that the Company is subject to a Change of Control (as defined in the Change of Control Benefits Agreement, dated May 20, 2004, as amended December 15, 2008, between you and the Company) after your retirement but prior to December 31, 2012, any unvested stock options, as applicable, held by you as of the date of such Change of Control shall immediately vest and become exercisable in full;

2.           This Amendment shall be governed by and construed under the laws of the State of California.

3.           This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

4.           Except as modified by this Amendment, all terms and conditions of the Agreement, shall remain unmodified and in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Dated: November 23, 2010		/s/ Eli Harari
Eli Harari

Dated: November 23, 2010		SANDISK CORPORATION
	By:	/s/Sanjay Mehrotra
Its: President & COO